Exhibit 10.11

Party A (Employer): China Intelligent Electric Holding Limited

Party B (Employee): Zhi Wei Xie (Gabriel)

ID No.: H0867645201

Title: Chief Financial Officer

Party A and Party B signed this contract in accordance to the relevant state and municipal laws and regulations.

I. Term of Contract

1. Contract Period: From December 28, 2009 to December 27, 2015. The employment relationship is naturally terminated upon the contract’s expiration.

2. The contract is renewable one month prior to the contract’s expiration with mutual consent.

3. If either party believes that the employment contract will not be renewed, a written notice should be sent to notify the other party one month prior to the contract’s expiration.

II. Work Title and Responsibility

1．Party A hired Party B as the Chief Financial Officer to assist the Group’s Chairman of the Board on financial management as part of Party B’s job responsibilities.

2．Based on the needs of Party A and Party B's work performance, Party A can adjust Party B's work responsibilities and re-sign a work contract with Party B.

3．As requested by Party B, Party B can maintain a flexible working schedule. The office is located in Hong Kong.  Party B must abide by the rules of Party A, and if needed, Party B can make his own arrangements to work overtime.

4．Probation period is 3 months.

III. Compensation

1．According to the relevant provisions, the annual salary of Party B is HKD 480,000 or HKD 40,000 per month. Payroll starts on the 30th of next month.  After one year of performance, Party B can enjoy China Intelligent Lighting and Electronics, Inc.'s stock grants equivalent to a total of 1 million Hong Kong dollars. It will be issued in four installments (please refer to the company's union stock grants agreement for more detail). The stock grants include any allowances and subsidies specified by the national labor contract requirements, including the company's dividends. Mobile phone expenses charged for work will be reimbursed.

2．After consultation between both parties, the parties agree that if B work’s is outstanding, he may receive a year-end bonus.

IV. Work Condition

1．Party A agrees to provide a safe and healthy working environment that complies with the state’s regulations and to ensure Party B’s personal safety in a hazardous-free work environment.

2．Party A may request Party B to attend necessary business-related trainings according to the work needs.

V. Social security insurance and welfare benefits

During the contractual period, Party A shall handle Party B's pension, health care, unemployment, industrial injury insurance and other social procedures according to the law. The social insurance premiums are paid by both parties, according to the stipulated ratio. Since Party A’s portion of the insurance premium has been included in Party B’s salary, Party B must purchase the insurance on his own.

VI. Work discipline, rewards and punishment

1．Party B shall comply with the state laws and regulations.

2．Party B shall comply with Party A's regulations and labor discipline provisions, and consciously obey Party A's management and education.

3．Party A shall reward Party B according to the company's relevant regulations and Party B's work performance.

4．If Party B breaches Party A 's rules and regulations, Party A shall punish Party B according to company's relevant provisions.

VII. Employment contract changes, termination and discharge

1．After signing of the employment contract according to the law, both parties must fully implement the obligations under the contract. Neither party shall be allowed to change the contract.  If change is necessary, both parties should negotiate and change the contract based on the original contract signing procedures. If the parties cannot reach a consensus, the original contract remains in force.

2．The employment contract terminates naturally upon expiration or the occurrence of a contract termination clause.  Upon mutual consent, the contract can be renewed one month before the date of the contract’s expiration.

3．If Party A dissolves, the employment contract terminates naturally.

4．The employment contract may be terminated after both parties ' negotiations.

5．Party A may terminate the employment contract if Party B falls into any one of the following circumstances:

1)    Proves to be unqualified for the position during the probation period;
2)    Seriously violates the company’s rules and regulations and labor discipline provisions;
3)    Intentionally fails to complete work, which leads to serious losses of the company;
4)    Seriously neglects his duty or engages in fraud, which causes material damages to the company;
5)    Contracts criminal liabilities according to law.

6. Party A may terminate the employment contract with a 30 days' advance written notice to Party B in one of the following circumstances:

1)	Party B falls ill or post the specified medical period he still cannot engage in the original work and is unwilling to engage in appropriate alternative arrangements by Party A.
2)	Party B is incompetent and remains incompetent after training or an adjustment of work responsibilities.
3)
The circumstances under which the employment contract was signed changes significantly, causing an inability to perform the employment contract, and the parties cannot reach an agreement to change the contract after negotiation.

4)	Party B is not in compliance with the employment contract.

7. Party A may not terminate the employment contract in the following circumstances:

1)	Party B is ill or injured during the specified medical period (except for VII 5);
2)	Other circumstances specified in the State laws and regulations.

8. If Party B wishes to terminate the employment contract, he should give a 30 days' advance written notice to Party A.

VIII. Economic compensation for the breach and dissolution of the Employment Agreement

1．Party A has the right to terminate the contract if Party B is incompetent and remains incompetent after training or an adjustment of work responsibilities.

2．Party A has the right to terminate the contract if the circumstances under which the employment contract was signed changes significantly, causing an inability to perform the employment contract, and the parties cannot reach an agreement to change the contract after negotiation.

3．If Party A is going to dissolve, Party A should pay Party B economic compensation according to Party B's working years prior to its dissolution. Party B will be paid a month’s wage for every year he has been with the Company. (Economic compensation to Party B is calculated according to Party B's average monthly wage during the previous year).

4．Party A has the right to terminate the contract and pay no compensation to Party B If Party B proves to be unqualified for the job.

IX. Others

1．If a dispute arises between Party A and Party B on the implementation of the employment agreement, both parties should apply for arbitration according to the law. If either party is not satisfied with the arbitration, the party may apply for litigation in the People Court located in Party A' s city.

2．This contract is in triple copies. Party A holds two copies and Party B holds one copy. It takes effective after the signature of both parties.

3．If the terms of the contract are in conflict with the national laws and regulations, national laws and regulations shall prevail.

/S/  [illegible]

Party A: China Intelligent Electric Holding Limited

Representative:

Date: Dec 28, 2009

/S/  :Zhi Wei Xie

Party B: Zhi Wei Xie (Gabriel)

Date: Dec 28, 2009